Exhibit 99.1

Chembio Diagnostics, Inc. Announces Upsizing And Pricing Of Public Offering Of Common Stock

MEDFORD, NY, July 29, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases ("Chembio" or the "Company"), today announced the upsizing and pricing of its previously announced underwritten public offering of 2,000,000 shares of its common stock at a price to the public of $6.00 per share. In addition, Chembio has granted the underwriters a 30-day option to purchase up to 300,000 additional shares of common stock to cover over-allotments, if any. All shares of common stock to be sold in the offering will be offered by Chembio. The offering is expected to close on or about August 3, 2016, subject to the satisfaction of customary closing conditions.
The total gross proceeds of the offering are expected to be approximately $12 million. After deducting the underwriters' discount and other estimated offering expenses payable by Chembio, the net proceeds are expected to be approximately $10.8 million. These amounts assume no exercise of the underwriters' over-allotment option. The Company expects to use the net proceeds from the offering for business expansion, working capital, and other general corporate purposes.
Craig-Hallum Capital Group LLC is acting as the sole book-running manager, and The Benchmark Company, LLC is acting as the co-manager for the offering.
The shares are being offered pursuant to an effective shelf registration statement on Form S-3 (No. 333-210003) that Chembio previously filed with the Securities and Exchange Commission ("SEC"). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying base prospectus relating to the offering  were filed with the SEC on July 25, 2016, and a final prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC and will be available on the SEC's website located at http://www.sec.gov, and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors. SURE-CHECK® HIV 1/2 Assay previously has been sold in the U.S. exclusively as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com